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                                                                       EXHIBIT 5


February 20, 2001


Board of Directors
USX Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-4776


Attention:    Mr. Thomas J. Usher
              Chairman, Board of Directors


To the Board of Directors:

I am Assistant General Counsel-Corporate of USX Corporation, a Delaware corporation ("USX"). I, or attorneys subject to my supervision, have served as counsel to USX in connection with the proposed issuance of up to 3,000,000 shares of USX-U. S. Steel Group Common Stock and up to 10,000,000 shares of USX-Marathon Group Common Stock (the "Shares") in connection with the USX Corporation Non-Officer Restricted Stock Plan and in the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") relating to such Shares.

As Assistant General Counsel-Corporate of USX, I am familiar with USX's Restated Certificate of Incorporation and By-Laws. I am also familiar with the resolution adopted by USX's Board of Directors on January 30, 2001 authorizing the issuance of the Shares. I have examined the Registration Statement and have examined or caused to be examined such other documents, corporate records and certificates of corporate officers and public officials as I have deemed relevant or necessary to giving the opinion set forth below.

Based on the foregoing, I am of the opinion that the issuance of the Shares has been approved by all necessary corporate action and that when the Shares are sold they will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ John A. Hammerschmidt

John A. Hammerschmidt